Exhibit 5.1
December 4, 2024

SSR Mining Inc.
6900 E. Layton Avenue, Suite 1300
Denver, Colorado 80237
USA

Dear Sirs/Mesdames:

Re: Adoption of 2024 Share Compensation Plan and Registration of Common Shares of SSR Mining Inc.

We are acting as Canadian counsel to SSR Mining Inc., a company incorporated and existing under the laws of the Province of British Columbia (the “Company”), in connection with the adoption of the Company’s 2024 share compensation plan (the “2024 Plan”) and the registration under the United States Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed on or about the date hereof with the United States Securities and Exchange Commission (the “SEC”), of a maximum number of up to 5,000,000 common shares of the Company (collectively, the “S-8 Shares”), which may be made issuable under the 2024 Plan for listing on the facilities of NASDAQ and the Toronto Stock Exchange (the “TSX”); provided that such S-8 Shares issuable under the 2024 Plan and all of the Company’s other security based compensation arrangements that provide for the issuance from treasury or potential issuance by the Company out of its authorized and unissued common shares, shall not exceed 3.75% of the number of the Company’s issued and outstanding common shares at the time of such grant (such S-8 Shares, the “Registration Shares”).

The 2024 Plan was conditionally approved (the “Conditional Approval”) by the TSX on November 21, 2024. This opinion is being delivered to you (i) in satisfaction of a request contained in the Conditional Approval for certain opinions from counsel to the Company regarding the issuance of the Registration Shares; and (ii) further to discussions between the Company and the TSX regarding the number of S-8 Shares issuable pursuant to the Plan.

Examinations

For purposes of this opinion, we have examined the Registration Statement and the 2024 Plan and, for the purposes of this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Corporate Documents”):
(a)a certificate of an officer of the Company dated December 4, 2024 (the “Officer’s Certificate”);
(b)the notice of articles and the articles of the Company, each attached to the Officer’s Certificate;
(c)certain resolutions of the Company’s directors and shareholders relating to the 2024 Plan and attached to the Officer’s Certificate; and
(d)a certificate of good standing provided by governmental authorities of British Columbia with respect to the Company dated December 4, 2024..

With respect to the accuracy of factual matters material to this opinion, we have relied exclusively upon the Corporate Documents, without independent investigation of the matters provided for therein for the purpose of providing our opinion. We have not conducted any independent enquiries or investigations in respect of the opinion hereinafter expressed.

Assumptions and Reliance

In examining all documents and in providing our opinion we have assumed that:
(a)all individuals had the requisite legal capacity;
(b)all signatures are genuine;
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(c)all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;
(d)all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of Company including, without limitation, the Officer’s Certificate, are complete, true and accurate
(e)all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof; and
(f)the certificate of incorporation is conclusive evidence that the Company is incorporated under the Business Corporations Act (British Columbia).

Our opinion below is expressed only with respect to the law in the province of British Columbia and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the province of British Columbia and the federal laws of Canada applicable therein. Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

Where our opinion below refers to the Shares of the Company as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided. No opinion is expressed as to the adequacy of any such consideration paid or provided.

Opinion

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, the Registration Shares, when issued in accordance with the terms and provisions of the 2024 Plan, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the subject matter to which it relates. Other than pursuant to the below, it may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the SEC.

Yours truly,

“Stikeman Elliott LLP”

Stikeman Elliott LLP

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